CURO Group Holdings Corp. Announces
Third Quarter 2020 Financial Results

Wichita, Kansas--October 29, 2020-CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a market leader in providing credit to non-prime consumers, today announced financial results for its third quarter ended September 30, 2020.

“Many of the COVID-19 impacts we experienced in the second quarter continued into the third quarter of 2020 resulting in a 26.5% decline in loan balances year-over-year and an 18.2% decline excluding California Installment loans,” said Don Gayhardt, President and Chief Executive Officer. “However, increased loan demand and volume from the second quarter resulted in 9.5% sequential loan growth in the third quarter and credit performance continued to improve and in many areas demonstrated unprecedented strength, which led to a 41.0% decline in our quarterly net charge-off rate versus the prior year.”

“In the third quarter, loan growth rebounded stronger in Canada than the U.S., continuing to demonstrate the value of our Canadian diversification. Delinquencies and net charge-offs in both countries improved dramatically year-over-year. Continued low net charge-offs and tight expense control resulted in Adjusted Diluted Earnings per Share that exceeded our expectations for the quarter.”

“While loan demand in our markets is still recovering, our investment in Katapult is yielding record growth and profitability. Recognizing Katapult’s market-leading position in the rapidly growing virtual point-of-sale financing space, we opportunistically increased our ownership during the third quarter. CURO now owns 46.6% of the total shares of Katapult on a fully diluted basis.”

Consolidated Summary Results - Unaudited

	Three Months Ended September 30,(1)			For the Nine Months Ended September 30,(1)
(in thousands, except per share data)	2020	2019	Variance	2020	2019	Variance
Revenue	$182,003	$297,264	(38.8)%	$645,318	$839,503	(23.1)%
Gross margin	63,570	96,639	(34.2)%	239,768	283,317	(15.4)%
Company Owned gross loans receivable	497,442	657,615	(24.4)%	497,442	657,615	(24.4)%
Unrestricted Cash	207,071	62,207	232.9%	207,071	62,207	232.9%
Net income	12,881	27,389	(53.0)%	71,259	81,270	(12.3)%
Adjusted Net Income (2)	11,326	32,879	(65.6)%	65,772	95,266	(31.0)%
Diluted Earnings per Share	$0.31	$0.61	(49.2)%	$1.68	$1.59	5.7%
Adjusted Diluted Earnings per Share (2)	$0.27	$0.71	(62.0)%	$1.58	$2.03	(22.2)%
EBITDA (2)	34,800	61,199	(43.1)%	139,487	169,322	(17.6)%
Adjusted EBITDA (2)	36,115	67,055	(46.1)%	153,031	193,598	(21.0)%
Weighted Average Shares — diluted	41,775	46,010		41,660	46,887
(1) Excludes discontinued operations; see "Results of Discontinued Operations" for additional details.
(2) These are non-GAAP metrics. For a reconciliation of each non-GAAP metric to the nearest GAAP metric, see the applicable reconciliations contained under "Results of Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

Third quarter 2020 developments include:

•Sequential increase (described within this release as the change from the second quarter of 2020 to the third quarter of 2020) in Company Owned gross loans receivable and Gross combined loans receivable of $40.9 million and $46.6 million, respectively.
•Company Owned gross loans receivable and Gross combined loans receivable decline of 24.4% and 26.5%, respectively, versus the prior-year period.
•Consolidated net charge-off ("NCO") rate decline of 41.0% or 675 basis points ("bps"), compared to the third quarter of 2019.
•Continued expected reduction in loan balances from regulatory changes effective January 1, 2020 affecting Unsecured and Secured Installment loans in California. Excluding affected loan portfolios in California, Company Owned gross loans receivable declined 14.5% year-over-year and increased 13.9% sequentially.
•Revenue decrease of $115.3 million, or 38.8%, over the prior-year period due to the decrease in loan balances and relative mix between U.S. and Canada.
•Net Revenue decline of $46.1 million, or 26.6%, year-over-year as the impact of lower NCO rates partially mitigated the negative effect on revenue of lower loan balances.
•Purchased preferred shares and common share warrants in September 2020 to increase our ownership of Katapult Holdings, Inc. ("Katapult") to 46.6% from 42.5% on a fully-diluted basis. Year-to-date through September 30, 2020,

Katapult's originations increased by over 160% compared to the same period in the prior year. Our share of Katapult's earnings for the three-month period ended July 31, 2020 totaled $3.5 million. Our equity in the income or loss from Katapult is not included in our non-GAAP metrics and is recorded on a two-month lag.
•Continued growth of our technology, marketing and servicing relationship with Stride Bank, N.A ("Stride Bank") for Verge Credit. As of September 30, 2020, Verge Credit loans were offered in 14 states and our participating interest in Unsecured Installment loans originated by Stride Bank was $7.6 million.
•Diluted Earnings per Share from continuing operations decreased to $0.31 from $0.61. Adjusted Diluted Earnings per Share decreased to $0.27 compared to $0.71 for the third quarter of 2019.
•Today, our Board of Directors declared a $0.055 per share dividend payable on November 19, 2020 to stockholders of record as of November 9, 2020.

Year-to-date 2020 developments include:

•Revenue decrease of $194.2 million, or 23.1%, over the prior-year period due to the aforementioned decrease in loan balances. Revenue from Open-End loans grew $12.5 million, or 7.2%, year-over-year, but declined for all other products by $206.7 million, or 31.1%. California Installment revenues were $56.6 million for the nine months ended September 30, 2020, compared to $107.8 million in the comparable prior-year period.
•Net Revenue decline of $74.9 million, or 14.9%, and gross margin decline of $43.5 million, or 15.4%, year-over-year as the revenue decline was partially offset by lower provision expense and controlled costs.
•Diluted Earnings per Share from continuing operations increased to $1.68 from $1.59 as compared to the prior-year period. Adjusted Diluted Earnings per Share of $1.58 compared to $2.03 for the prior-year period.
•On April 8, 2020, we announced the closing of a new Asset-Backed Revolving Credit Facility to provide financing for U.S. Unsecured Installment and Open-End receivables, including those generated under our technology, marketing and servicing relationship with Stride Bank ("Non-Recourse U.S. SPV Facility"). On July 31, 2020, we closed on additional commitments bringing the total borrowing capacity on the Non-Recourse U.S. SPV Facility up to $200.0 million, dependent upon the borrowing base of eligible collateral.
•Completion of our acquisition of Ad Astra Recovery Services, Inc. ("Ad Astra"), which had been our exclusive provider of third-party collection services for the U.S. business, on January 3, 2020.
•Established our COVID-19 Customer Care Program, which enables our team members to provide relief to customers affected by COVID-19 in various ways, ranging from due date extensions, interest or fee forgiveness, payment waivers or extended payment plans, depending on a customer’s individual circumstances. As of October 25, 2020, we have granted concessions on more than 60,000 loans, or 11% of our active loans, and waived over $5.2 million in payments and fees. We also temporarily suspended all returned item fees.
•Instituted a cash dividend policy in the first quarter of 2020, with dividend payments made to shareholders of record in February, May and August 2020.

Throughout this release, we exclude financial results of our former U.K. operations for all periods presented, as they were discontinued for accounting and reporting purposes in February 2019. See “Results of Discontinued Operations” below for additional information.

Year-over-year comparisons for the three and nine months ended September 30, 2020 were impacted by factors related to COVID-19, such as lower consumer demand, increased or accelerated repayments and good payment rates, as customers benefited from government stimulus programs at the start of the pandemic, our decision to tighten credit, favorable credit performance as a result of these factors and our approach to managing expenses (collectively, "COVID-19 Impacts"). Sequential loan growth, transaction volume and the related financial results of operations for the three months ended September 30, 2020 were impacted positively by normal seasonality, selectively returning credit scoring to pre-COVID levels and reduced quarantine and stay-at-home orders during the third quarter, along with historically low delinquencies and NCO rates.

Consolidated Revenue by Product and Segment
The following table summarizes revenue by product, including credit services organization ("CSO") fees, for the period indicated:

	Three Months Ended
	September 30, 2020			September 30, 2019
(in thousands, unaudited)	U.S.	Canada	Total	U.S.	Canada	Total
Unsecured Installment	$66,204	$1,204	$67,408	$135,541	$1,692	$137,233
Secured Installment	16,692	—	16,692	28,270	—	28,270
Open-End	30,431	28,280	58,711	39,605	26,515	66,120
Single-Pay	16,050	9,034	25,084	29,140	20,172	49,312
Ancillary	3,471	10,637	14,108	4,513	11,816	16,329
Total revenue	$132,848	$49,155	$182,003	$237,069	$60,195	$297,264

During the three months ended September 30, 2020, total revenue declined $115.3 million, or 38.8%, to $182.0 million, compared to the prior-year period. Geographically, U.S. and Canada revenues declined 44.0% and 18.3%, respectively.

From a product perspective, Unsecured Installment and Secured Installment revenues decreased $69.8 million, or 50.9%, and $11.6 million, or 41.0%, respectively, because of COVID-19 Impacts and regulatory changes in California that were effective January 1, 2020. Excluding California, Unsecured Installment and Secured Installment revenues decreased $53.7 million, or 48.1%, and $6.4 million, or 33.9%, respectively.
Single-Pay revenue declined $24.2 million, or 49.1%, for the three months ended September 30, 2020, compared to the prior-year period, primarily due to COVID-19 impacts on loan volumes and balances, which declined $36.8 million, or 47.1%, year over year. Single-Pay loan volumes were particularly affected by the broad reduction in storefront usage by customers during the period of self-quarantine and stay-at-home orders, as well as by increased payments as a result of government stimulus programs. Demand remained low in both the U.S. and Canada through the third quarter of 2020 as compared to historical levels. However, for the three months ended September 30, 2020, Single-Pay revenues increased sequentially $2.4 million, or 10.3%, on related loan growth of $5.1 million, or 14.2%, as quarantine and stay-at-home restrictions eased in certain jurisdictions during the third quarter.
For the three months ended September 30, 2020, Open-End revenues increased sequentially $2.0 million, or 3.5%, on related loan growth of $37.1 million, or 13.0%. Open-End loan balances in Canada grew $28.2 million, or 11.9%, from September 30, 2019, with related revenue growth of $1.8 million, or 6.7%. Open-End growth in Canada was partially offset by a decrease in U.S. Open-End loans of $20.9 million, or 27.0%, with a related revenue decrease of $9.2 million, or 23.2%. Open-End loan balances in both countries were also affected by COVID-19 Impacts; namely, our decision to initially tighten credit, continued reduced application volumes and lower utilization of approved credit lines.
Ancillary revenues, which include the sale of insurance products to Open-End and Installment loan customers in Canada, decreased $2.2 million, or 13.6%, versus the prior-year period, stemming primarily from lower check cashing fees and additional insurance claims for consumers impacted by COVID-19 during the third quarter of 2020. Sequentially, ancillary revenues increased $0.9 million, or 6.8%, for the three months ended September 30, 2020, due to the aforementioned sequential growth in Canada Open-End loans.

The following table summarizes revenue by product, including CSO fees, for the period indicated:

	Nine Months Ended
	September 30, 2020			September 30, 2019
(in thousands, unaudited)	U.S.	Canada	Total	U.S.	Canada	Total
Unsecured Installment	$256,258	$4,070	$260,328	$390,026	$5,093	$395,119
Secured Installment	62,379	—	62,379	81,823	—	81,823
Open-End	103,338	83,091	186,429	104,516	69,445	173,961
Single-Pay	58,521	34,452	92,973	82,733	58,872	141,605
Ancillary	11,440	31,769	43,209	14,136	32,859	46,995
Total revenue	$491,936	$153,382	$645,318	$673,234	$166,269	$839,503

Year-over-year comparisons for the nine-month periods were also influenced by COVID-19 Impacts. During the nine months ended September 30, 2020, total revenue declined $194.2 million, or 23.1%, to $645.3 million, compared to the prior-year period. Geographically, U.S. and Canada revenues declined 26.9% and 7.8%, respectively.
From a product perspective, Unsecured Installment and Secured Installment revenues decreased 34.1% and 23.8%, respectively, because of COVID-19 Impacts, regulatory changes in California that were effective January 1, 2020 and regulatory changes for CSOs in Ohio that were effective May 1, 2019.
Single-Pay revenue declined $48.6 million, or 34.3%, for the nine months ended September 30, 2020, compared to the prior-year period, primarily due to COVID-19 impacts on loan volume and balances, which declined $36.8 million, or 47.1%, year over year. Single-Pay loan volumes were particularly affected by the broad reduction in storefront usage by customers during the period of self-quarantine and stay-at-home orders, as well as government stimulus programs.
Open-End revenues grew $12.5 million, or 7.2%, compared to the prior-year period, primarily due to $28.2 million, or 11.9%, of Open-End loan growth in Canada, partially offset by a $20.9 million, or 27.0%, decline in the U.S. Additionally, Open-End loan balances in both countries were affected by COVID-19 Impacts.
Ancillary revenues, which included the sale of insurance products to Open-End and Installment loan customers in Canada, decreased $3.8 million, or 8.1%, versus the prior-year period, primarily stemming from lower check cashing fees during the nine months ended September 30, 2020.
The following table presents revenue composition, including CSO fees, of the products and services that we currently offer:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Installment	46.2%	55.7%	50.0%	56.8%
Open-End	32.3%	22.2%	28.9%	20.7%
Single-Pay	13.8%	16.6%	14.4%	16.9%
Ancillary	7.7%	5.5%	6.7%	5.6%
Total	100.0%	100.0%	100.0%	100.0%

Online revenues as a percentage of consolidated revenue	48.8%	45.6%	47.8%	45.2%
Online transactions as a percentage of consolidated transactions	57.2%	46.1%	53.4%	45.0%
Online revenue as a percentage of consolidated revenue increased during the three and nine months ended September 30, 2020 from COVID-19 Impacts and the resulting transition of customers using our online channel which provides customers a safe and contactless option.

Loan Volume and Portfolio Performance Analysis
The following table reconciles Company Owned gross loans receivable, a GAAP-basis balance sheet measure to Gross combined loans receivable, a non-GAAP measure(1). Gross combined loans receivable include loans originated by third-party lenders through CSO programs, which are not included in the Consolidated Financial Statements but from which we earn revenue by providing a guarantee to the unaffiliated lender.

	As of
(in millions, unaudited)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Company Owned gross loans receivable	$497.4	$456.5	$564.4	$665.8	$657.6
Gross loans receivable Guaranteed by the Company	39.8	34.1	55.9	76.7	73.1
Gross combined loans receivable (1)	$537.2	$490.6	$620.3	$742.5	$730.7
(1) See "Non-GAAP Financial Measures" at the end of this release for definition and more information.

Gross combined loans receivable by product is presented below:

	As of
(in millions, unaudited)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Unsecured Installment	$84.9	$81.6	$123.1	$160.8	$174.5
Secured Installment	49.0	53.6	72.6	88.1	90.1
Single-Pay	41.3	36.1	54.7	81.4	78.0
Open-End	322.2	285.2	314.0	335.5	315.0
CSO	39.8	34.1	55.9	76.7	73.1
Total	$537.2	$490.6	$620.3	$742.5	$730.7

Gross combined loans receivable decreased $193.5 million, or 26.5%, to $537.2 million as of September 30, 2020, from $730.7 million as of September 30, 2019. The decrease was driven by COVID-19 Impacts and, for Installment loans, the impact of regulatory changes in California that were effective January 1, 2020. Sequentially, gross combined loans receivable increased $46.6 million, or 9.5%, as demand increased during the third quarter.

Gross combined loans receivable performance by product is described further in the following sections.

Unsecured Installment Loans - Company Owned
Company Owned Unsecured Installment revenue for the three months ended September 30, 2020 and related gross loans receivable decreased $34.6 million, or 52.6%, and $89.5 million, or 51.3%, respectively, from the prior-year period, due to COVID-19 Impacts and regulatory changes in California that were effective January 1, 2020, partially offset by growth in Verge Credit loans.

Unsecured Installment loans in California were $27.4 million, or 32.2%, of total Company Owned Unsecured Installment loans as of September 30, 2020, a decrease of $59.0 million, or 68.3%, from September 30, 2019. Sequentially, California Unsecured Installment loans decreased $9.6 million. Excluding California, Company Owned Unsecured Installment loans receivable decreased $30.5 million, or 34.6%, from the prior-year period, while revenues for the three months ended September 30, 2020 decreased $18.5 million, or 46.2%, compared to the prior-year period, due to COVID-19 Impacts. Sequentially, excluding California and Verge Credit loans, Company Owned Unsecured Installment loans receivable increased $5.4 million, or 12.1%, from June 30, 2020, while revenue decreased $0.2 million, or 0.8%. The receivable increase was due to normal seasonality and reduced quarantine and stay-at-home orders during the third quarter.

The Unsecured Installment quarterly NCO rate improved approximately 560 bps year-over-year, as a result of COVID-19 Impacts. Sequentially, the quarterly NCO rate decreased from 22.6% in the second quarter to 11.5% in the third quarter of 2020.

The Unsecured Installment Allowance for loan losses as a percentage of Company Owned Unsecured Installment gross loans receivable ("allowance coverage") increased year-over-year, from 21.9% as of September 30, 2019, to 22.2% as of September 30, 2020, as a result of certain loan modifications under the Customer Care Program, which were classified as Troubled Debt Restructurings (“TDRs”). Loans classified as TDRs are included within Company Owned gross loans receivable. Amounts waived on these loans are immediately charged-off and the impairment for these loans is included within the Allowance for loan losses. Determination of the impairment for TDRs includes an estimate of their lifetime losses, which is greater than estimated incurred losses at a point in time. TDRs increased our total Unsecured Installment allowance coverage by nearly 160 bps from the allowance coverage that would have otherwise been required. Sequentially, the allowance coverage decreased from 22.6% to 22.2%, as a result of improvement in past-due balances from 21.8% to 21.1%, as well as the aforementioned decline in the NCO rate.

Unsecured Installment Loans - Guaranteed by the Company

Unsecured Installment loans Guaranteed by the Company declined $31.9 million year-over-year, primarily due to COVID-19 Impacts.

NCO rates for Unsecured Installment loans Guaranteed by the Company improved year-over-year from 52.9% to 38.6%. Sequentially, the NCO rate increased from 35.4% to 38.6%, as demand and new customer volume improved. The CSO liability for losses as a percentage of loans Guaranteed by the Company increased year-over-year from 14.4% to 15.8% as of September 30, 2020. Sequentially, past-due balances as a percent of gross loans receivable increased from 12.1% to 15.3% and the CSO liability for losses increased from 15.5% to 15.8% during the three months ended September 30, 2020.

	2020			2019
(dollars in thousands, unaudited)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Unsecured Installment loans:
Revenue - Company Owned	$31,168	$33,405	$55,569	$63,428	$65,809
Provision for losses - Company Owned	9,647	12,932	26,182	33,183	31,891
Net revenue - Company Owned	$21,521	$20,473	$29,387	$30,245	$33,918
Net charge-offs - Company Owned	$9,595	$23,110	$32,775	$35,729	$28,973

Revenue - Guaranteed by the Company (1)	$36,240	$37,024	$66,840	$72,183	$71,424
Provision for losses - Guaranteed by the Company (1)	14,884	11,418	26,338	34,858	36,664
Net revenue - Guaranteed by the Company (1)	$21,356	$25,606	$40,502	$37,325	$34,760
Net charge-offs - Guaranteed by the Company (1)	$13,882	$15,432	$27,749	$34,486	$35,916
Unsecured Installment gross combined loans receivable:
Company Owned	$84,959	$81,601	$123,118	$160,782	$174,489
Guaranteed by the Company (1)	38,822	33,082	54,097	74,317	70,704
Unsecured Installment gross combined loans receivable (1)(2)	$123,781	$114,683	$177,215	$235,099	$245,193
Average gross loans receivable:
Average Unsecured Installment gross loans receivable - Company Owned (3)	$83,280	$102,360	$141,950	$167,636	$169,606
Average Unsecured Installment gross loans receivable - Guaranteed by the Company (1)(3)	$35,952	$43,590	$64,207	$72,511	$67,880
Allowance for loan losses and CSO liability for losses:
Unsecured Installment Allowance for loan losses (4)	$18,859	$18,451	$28,965	$35,587	$38,127
Unsecured Installment CSO liability for losses (1)(4)	$6,130	$5,128	$9,142	$10,553	$10,181
Unsecured Installment Allowance for loan losses as a percentage of Unsecured Installment gross loans receivable	22.2%	22.6%	23.5%	22.1%	21.9%
Unsecured Installment CSO liability for losses as a percentage of Unsecured Installment gross loans Guaranteed by the Company (1)	15.8%	15.5%	16.9%	14.2%	14.4%
Unsecured Installment past-due balances:
Unsecured Installment gross loans receivable - Company Owned	$17,942	$17,766	$34,966	$43,100	$46,537
Unsecured Installment gross loans - Guaranteed by the Company (1)	$5,953	$4,019	$9,232	$12,477	$11,842
Past-due Unsecured Installment Company Owned gross loans receivable -- percentage	21.1%	21.8%	28.4%	26.8%	26.7%
Past-due Unsecured Installment gross loans Guaranteed by the Company -- percentage (1)	15.3%	12.1%	17.1%	16.8%	16.7%
Unsecured Installment other information:
Originations - Company Owned	$49,833	$24,444	$55,941	$87,080	$107,275
Originations - Guaranteed by the Company (1)	$51,433	$33,700	$64,836	$91,004	$89,644
Unsecured Installment ratios:
NCO rate - Company Owned (5)	11.5%	22.6%	23.1%	21.3%	17.1%
NCO rate - Guaranteed by the Company (1)(5)	38.6%	35.4%	43.2%	47.6%	52.9%
(1) Includes loans originated by third-party lenders through CSO programs, which are not included in the Condensed Consolidated Financial Statements.
(2) Non-GAAP measure. For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
(3) We calculate Average gross loans receivable, which we utilize to calculate product yield and NCO rates, as average of beginning of quarter and end of quarter gross loans receivable.
(4) We report Allowance for loan losses as a contra-asset reducing gross loans receivable and the CSO liability for losses as a liability on the Condensed Consolidated Balance Sheets.
(5) We calculate NCO rate as NCOs divided by Average gross loans receivables.

Secured Installment Loans

Secured Installment revenue and the related gross combined loans receivable for the three months ended September 30, 2020 decreased 41.0% and 46.0%, respectively, compared to the prior-year period. The decreases were due to COVID-19 Impacts and regulatory changes in California that were effective January 1, 2020. California accounted for $16.9 million, or 33.8%, of total Secured Installment gross combined loans receivable as of September 30, 2020, as compared to $41.4 million, or 44.8%, as of September 30, 2019, a decrease of $24.5 million year over year. Excluding California, Secured Installment loans receivable decreased $18.0 million, or 35.3%, from the prior-year period, while revenues decreased $6.4 million, or 33.9%, year over year, due to COVID-19 Impacts.

The Secured Installment NCO rate improved 170 bps compared to the prior-year period. Secured Installment Allowance for loan losses and CSO liability for losses as a percentage of Secured Installment gross combined loans receivable increased to 14.4% as of September 30, 2020 from 11.3% in the corresponding period in 2019. The increase was primarily attributable to the classification of certain loan modifications under the Customer Care Program as TDRs, partially offset by the impact of lower past-due receivables as of September 30, 2020. TDRs increased our total Secured Installment allowance coverage by over 280 bps from the allowance coverage that would otherwise have been required. Sequentially, the Secured Installment Allowance for loan losses and CSO liability for losses as a percentage of Secured Installment gross combined loans receivable was unchanged.

	2020			2019
(dollars in thousands, unaudited)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Secured Installment loans:
Revenue	$16,692	$19,401	$26,286	$28,690	$28,270
Provision for losses	3,291	7,238	9,682	11,492	8,819
Net revenue	$13,401	$12,163	$16,604	$17,198	$19,451
Net charge-offs	$4,033	$9,092	$10,284	$11,548	$8,455
Secured Installment gross combined loan balances:
Secured Installment gross combined loans receivable (1)(2)	$49,921	$54,635	$74,405	$90,411	$92,478
Average Secured Installment gross combined loans receivable (3)	$52,278	$64,520	$82,408	$91,445	$90,098
Secured Installment Allowance for loan losses and CSO liability for losses (4)	$7,177	$7,919	$9,773	$10,375	$10,431
Secured Installment Allowance for loan losses and CSO liability for losses as a percentage of Secured Installment gross combined loans receivable (1)	14.4%	14.5%	13.1%	11.5%	11.3%
Secured Installment past-due balances:
Secured Installment past-due gross combined loans receivable (1)(2)	$7,703	$9,072	$15,612	$17,902	$17,645
Past-due Secured Installment gross combined loans receivable -- percentage (1)	15.4%	16.6%	21.0%	19.8%	19.1%
Secured Installment other information:
Originations (2)	$19,216	$11,242	$20,990	$40,961	$45,990
Secured Installment ratios:
NCO Rate (5)	7.7%	14.1%	12.5%	12.6%	9.4%
(1) Non-GAAP measure. For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
(2) Includes loans originated by third-party lenders through CSO programs, which are not included in the Condensed Consolidated Financial Statements.
(3) We calculate Average gross loans receivable, which we utilize to calculate product yield and NCO rates, as average of beginning of quarter and end of quarter gross loans receivable.
(4) We report Allowance for loan losses as a contra-asset reducing gross loans receivable and the CSO liability for losses as a liability on the Condensed Consolidated Balance Sheets.
(5) We calculate NCO rate as NCOs divided by Average gross loans receivables.

Open-End Loans

Open-End loan balances as of September 30, 2020 increased $7.3 million, or 2.3% ($10.2 million, or 3.2%, on a constant-currency basis), compared to September 30, 2019, on 11.9% (13.1% on a constant-currency basis) growth in Canada, offset by a decline in the U.S. of $20.9 million, or 27.0%. Open-End loan balances as of September 30, 2020 increased $37.1 million, or 13.0% ($43.1 million, or 15.1%, on a constant-currency basis), sequentially due to normal seasonality and faster reopening of our markets in Canada than in the U.S. Sequentially, U.S. and Canada Open-End loan receivables increased $3.5 million, or 6.6%, and $33.6 million, or 14.5%, respectively.

The Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable decreased sequentially from 16.6% to 16.0% as of September 30, 2020. The decrease was due to a shift in the geographic mix of receivables from the U.S. to Canada, the sequential decline in past-due balances as a percentage of gross loans receivable from 10.9% to 9.9% and a 460 bps sequential improvement in Open-End NCO rates. Similar to our other products, Open-End allowance coverage was impacted by TDRs under the Customer Care Program and increased our total Open-End allowance coverage by 86 bps from the allowance coverage that would otherwise have been required. Year over year, NCO rates improved 340 bps due to a decline in past-due balances as a percentage of gross loans receivable.

Q1 2019 Open-End Loss Recognition Change

Effective January 1, 2019, we modified the timeframe over which we charge-off Open-End loans and made related refinements to our loss provisioning methodology. Prior to January 1, 2019, we deemed Open-End loans uncollectible and charged-off when a customer missed a scheduled payment and the loan was considered past-due. Because of our continuing shift to Open-End loans in Canada and our analysis of payment patterns on early-stage versus late-stage delinquencies, we revised our estimates and now consider Open-End loans uncollectible when the loan has been contractually past-due for 90 consecutive days. Consequently, past-due Open-End loans and related accrued interest now remain in loans receivable for 90 days before being charged off against the allowance for loan losses. All recoveries on charged-off loans are credited to the allowance for loan losses. We evaluate the adequacy of the allowance for loan losses compared to the related gross loans receivable balances that include accrued interest.

Prospectively from January 1, 2019, past-due, unpaid balances plus related accrued interest charge-off on day 91.

This change was treated as a change in accounting estimate for accounting purposes and applied prospectively beginning January 1, 2019.

	2020			2019
(dollars in thousands, unaudited)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Open-End loans:
Revenue	$58,711	$56,736	$70,982	$71,295	$66,120
Provision for losses	21,655	21,341	40,991	37,816	31,220
Net revenue	$37,056	$35,395	$29,991	$33,479	$34,900
Net charge-offs	$18,163	$31,684	$37,098	$37,426	$28,202
Open-End gross loan balances:
Open-End gross loans receivable	$322,234	$285,156	$314,006	$335,524	$314,971
Average Open-End gross loans receivable (1)	$303,695	$299,581	$324,765	$325,248	$299,141
Open-End allowance for loan losses:
Allowance for loan losses	$51,417	$47,319	$56,458	$55,074	$54,233
Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable	16.0%	16.6%	18.0%	16.4%	17.2%
Open-End past-due balances:
Open-End past-due gross loans receivable	$31,807	$31,208	$49,987	$50,072	$46,053
Past-due Open-End gross loans receivable - percentage	9.9%	10.9%	15.9%	14.9%	14.6%
Open-End ratios:
NCO rate (2)	6.0%	10.6%	11.4%	11.5%	9.4%
(1) Average gross loans receivable calculated as average of beginning of quarter and end of quarter gross loans receivable.
(2) We calculate NCO rate as NCOs divided by Average gross loans receivables.

In addition, the following table illustrates, on a non-GAAP pro forma basis, the 2019 quarterly results as if the Q1 2019 Open-End Loss Recognition Change had been applied to our outstanding Open-End loan portfolio as of December 31, 2018. This table is illustrative of retrospective application to determine the NCOs that would have been incurred in each quarter of 2019 from the December 31, 2018 loan book. The primary purpose of this pro forma illustration is to provide a representative level of NCO rates from applying the Q1 2019 Open-End Loss Recognition Change.

Pro Forma	2019
(dollars in thousands, unaudited)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Open-End loans:
Pro Forma NCOs	$38,748	$29,762	$29,648	$31,788
Open-End gross loan balances:
Open-End gross loans receivable	$335,524	$314,971	$283,311	$240,790
Pro Forma Average Open-End gross loans receivable (1)	$325,248	$299,141	$262,051	$245,096
Pro Forma NCO rate (2)	11.9%	9.9%	11.3%	13.0%
(1) We calculate Average gross loans receivable, which we utilize to calculate product yield and NCO rates, as average of beginning of quarter and end of quarter gross loans receivable.
(2) We calculate NCO rate as NCOs divided by Average gross loans receivables.

Single-Pay
Single-Pay revenue declined $24.2 million, or 49.1%, year over year, while related receivables declined $36.8 million, or 47.1%, for the three months ended September 30, 2020, primarily due to COVID-19 Impacts. Single-Pay loan volume was particularly affected by the reduction in store traffic as customers self-quarantined and the increased repayments from government stimulus programs. Sequentially, Single-Pay revenues increased $2.4 million, or 10.3%, on related loan growth of $5.1 million, or 14.2%, due to normal seasonality and reduced quarantine and stay-at-home orders during the third quarter. The Single-Pay Allowance for loan losses as a percentage of Single-Pay gross loans receivable remained consistent sequentially.

	2020			2019
(dollars in thousands, unaudited)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Single-pay loans:
Revenue	$25,084	$22,732	$45,157	$49,844	$49,312
Provision for losses	4,799	(2,588)	9,639	12,289	14,736
Net revenue	$20,285	$25,320	$35,518	$37,555	$34,576
Net charge-offs	$4,439	$(598)	$10,517	$12,145	$13,913
Single-Pay gross loan balances:
Single-Pay gross loans receivable	$41,274	$36,130	$54,728	$81,447	$78,039
Average Single-Pay gross loans receivable (1)	$38,702	$45,429	$68,088	$78,787	$77,083
Single-Pay Allowance for loan losses	$3,197	$2,802	$4,693	$5,869	$5,662
Single-Pay Allowance for loan losses as a percentage of Single-Pay gross loans receivable	7.7%	7.8%	8.6%	7.2%	7.3%
NCO rate (2)	11.5%	(1.3)%	15.4%	15.4%	18.0%
(1) We calculate Average gross loans receivable, which we utilize to calculate product yield and NCO rates, as average of beginning of quarter and end of quarter gross loans receivable.
(2) We calculate NCO rate as NCOs divided by Average gross loans receivables.

Results of Consolidated Operations
Condensed Consolidated Statements of Operations

(in thousands, unaudited)	Three Months Ended September 30,				Nine Months Ended September 30, 2019
	2020	2019	Change $	Change %	2020	2019	Change $	Change %
Revenue	$182,003	$297,264	$(115,261)	(38.8)%	$645,318	$839,503	$(194,185)	(23.1)%
Provision for losses	54,750	123,867	(69,117)	(55.8)%	218,979	338,262	(119,283)	(35.3)%
Net revenue	127,253	173,397	(46,144)	(26.6)%	426,339	501,241	(74,902)	(14.9)%
Advertising	14,425	16,424	(1,999)	(12.2)%	32,394	36,990	(4,596)	(12.4)%
Non-advertising costs of providing services	49,258	60,334	(11,076)	(18.4)%	154,177	180,934	(26,757)	(14.8)%
Total cost of providing services	63,683	76,758	(13,075)	(17.0)%	186,571	217,924	(31,353)	(14.4)%
Gross margin	63,570	96,639	(33,069)	(34.2)%	239,768	283,317	(43,549)	(15.4)%

Operating expense
Corporate, district and other expenses	36,658	38,665	(2,007)	(5.2)%	116,246	123,043	(6,797)	(5.5)%
Interest expense	18,383	17,364	1,019	5.9%	54,018	52,077	1,941	3.7%
(Income) loss from equity method investment	(3,530)	1,384	(4,914)	#	(2,653)	5,132	(7,785)	#
Total operating expense	51,511	57,413	(5,902)	(10.3)%	167,611	180,252	(12,641)	(7.0)%
Income from continuing operations before income taxes	12,059	39,226	(27,167)	(69.3)%	72,157	103,065	(30,908)	(30.0)%
(Benefit) provision for income taxes	(822)	11,239	(12,061)	#	2,183	28,738	(26,555)	(92.4)%
Net income from continuing operations	12,881	27,987	(15,106)	(54.0)%	69,974	74,327	(4,353)	(5.9)%
Net income (loss) from discontinued operations, net of tax	—	(598)	598	#	1,285	6,943	(5,658)	(81.5)%
Net income	$12,881	$27,389	$(14,508)	(53.0)%	$71,259	$81,270	$(10,011)	(12.3)%
# - Variance greater than 100% or not meaningful

Reconciliation of Net Income from Continuing Operations and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per Share, non-GAAP measures

(in thousands, except per share data, unaudited)	Three Months Ended September 30,				Nine Months Ended September 30,
	2020	2019	Change $	Change %	2020	2019	Change $	Change %
Net income from continuing operations	$12,881	$27,987	$(15,106)	(54.0)%	$69,974	$74,327	$(4,353)	(5.9)%
Adjustments:
Legal and related costs (1)	1,415	870			3,502	2,622
U.K. related costs (2)	—	348			—	8,844
(Income) loss from equity method investment (3)	(3,530)	1,384			(2,653)	5,132
Share-based compensation (4)	3,392	2,771			9,896	7,587
Intangible asset amortization	750	751			2,246	2,308
Canada GST adjustment (5)	—	—			2,160	—
Income tax valuations (6)	—	—			(3,472)	—
Impact of tax law changes (7)	(2,137)	—			(11,251)	—
Cumulative tax effect of adjustments (8)	(1,445)	(1,232)			(4,630)	(5,554)
Adjusted Net Income	$11,326	$32,879	$(21,553)	(65.6)%	$65,772	$95,266	$(29,494)	(31.0)%

Net income from continuing operations	$12,881	$27,987			$69,974	$74,327
Diluted Weighted Average Shares Outstanding	41,775	46,010			41,660	46,887
Diluted Earnings per Share from continuing operations	$0.31	$0.61	$(0.30)	(49.2)%	$1.68	$1.59	$0.09	5.7%
Per Share impact of adjustments to Net income from continuing operations	(0.04)	0.10			(0.10)	0.44
Adjusted Diluted Earnings per Share	$0.27	$0.71	$(0.44)	(62.0)%	$1.58	$2.03	$(0.45)	(22.2)%
Note: Footnotes follow Reconciliation of Net income table immediately below

Reconciliation of Net Income from Continuing Operations to EBITDA and Adjusted EBITDA, Non-GAAP Measures

	Three Months Ended September 30,				Nine Months Ended September 30,
(in thousands, except per share data, unaudited)	2020	2019	Change $	Change %	2020	2019	Change $	Change %
Net income from continuing operations	$12,881	$27,987	$(15,106)	(54.0)%	$69,974	$74,327	$(4,353)	(5.9)%
(Benefit) provision for income taxes	(822)	11,239	(12,061)	#	2,183	28,738	(26,555)	(92.4)%
Interest expense	18,383	17,364	1,019	5.9%	54,018	52,077	1,941	3.7%
Depreciation and amortization	4,358	4,609	(251)	(5.4)%	13,312	14,180	(868)	(6.1)%
EBITDA	34,800	61,199	(26,399)	(43.1)%	139,487	169,322	(29,835)	(17.6)%
Legal and related costs (1)	1,415	870			3,502	2,622
U.K. related costs (2)	—	348			—	8,844
(Income) loss from equity method investment (3)	(3,530)	1,384			(2,653)	5,132
Share-based compensation (4)	3,392	2,771			9,896	7,587
Canada GST adjustment (5)	—	—			2,160	—
Other adjustments (9)	38	483			639	91
Adjusted EBITDA	$36,115	$67,055	$(30,940)	(46.1)%	$153,031	$193,598	$(40,567)	(21.0)%
Adjusted EBITDA Margin	19.8%	22.6%			23.7%	23.1%

(1)	Legal and related costs for the nine months ended September 30, 2020 included (i) settlement costs related to certain legal matters, (ii) estimated costs for certain ongoing legal matters, (iii) costs related to certain securities litigation and related matter, (iv) advisory costs, (v) severance costs for certain corporate employees and (vi) legal and advisory costs related to the purchase of Ad Astra.

Legal and related costs for the nine months ended September 30, 2019 included (i) $1.8 million due to eliminating 121 positions in North America in the first quarter, (ii) costs related to certain securities litigation and related matters of $0.6 million and (iii) legal and advisory costs of $0.3 million related to the repurchase of shares from FFL.
(2)	U.K. related costs of $8.8 million for the nine months ended September 30, 2019 relate to placing the U.K. subsidiaries into administration on February 25, 2019, which included $7.6 million to obtain consent from the holders of the 8.25% Senior Secured Notes to deconsolidate the U.K. segment and $1.2 million for other costs.
(3)
The income from equity method investment for the nine months ended September 30, 2020 of $2.7 million includes our share of the estimated U.S. GAAP net income of Katapult.

The loss from equity method investment for the nine months ended September 30, 2019 of $5.1 million includes (i) our share of the estimated U.S. GAAP net loss of Katapult and (ii) a $3.7 million market value adjustment recognized during the second quarter of 2019 as a result of an equity raising round from April through July of 2019 that implied a value per share less than the value per share raised in prior raises.

(4)	The estimated fair value of share-based awards is recognized as non-cash compensation expense on a straight-line basis over the vesting period.
(5)
We received a Notice of Adjustment from Canadian tax authority auditors in the second quarter 2020 related to the treatment of certain expenses in prior years for purposes of calculating the Goods and Services Tax ("GST") due.

(6)
During the nine months ended September 30, 2020, a Texas court ruling related to the apportionment of income to the state for another company resulted in a change in estimate regarding the realization of a tax benefit previously taken. Accordingly, we recorded a $1.1 million liability for our estimated exposure related to this position. Also in the nine months ended September 30, 2020, we released a $4.6 million valuation allowance related to Net Operating Losses ("NOLs") for certain entities in Canada.

(7)	On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") was enacted by the U.S. Federal government in response to the COVID-19 pandemic. The CARES Act, among other things, allows NOLs incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. For the nine months ended September 30, 2020, we recorded an income tax benefit of $11.3 million related to the carryback of NOL from tax years 2018 and 2019.
(8)	Cumulative tax effect of adjustments included in Reconciliation of Net income from continuing operations to EBITDA and Adjusted EBITDA table is calculated using the estimated incremental tax rate by country.
(9)	Other adjustments primarily include the intercompany foreign-currency exchange impact.

For the Three Months Ended September 30, 2020 and 2019

Revenue and Net Revenue
Revenue decreased $115.3 million, or 38.8%, to $182.0 million for the three months ended September 30, 2020, from $297.3 million for the three months ended September 30, 2019, as a result of the declines in combined gross loan receivables discussed previously. Year over year, U.S. and Canada revenues decreased 44.0% and 18.3%, respectively.

Provision for losses decreased by $69.1 million, or 55.8%, for the three months ended September 30, 2020 compared to the prior-year period. The decrease in provision for loan losses was due to lower sequential quarterly loan growth in 2020 compared to 2019 and significantly improved NCO rates year over year as discussed in more detail in the "Loan Volume and Portfolio Performance Analysis" and "Segment Analysis" sections.

Cost of Providing Services

Non-advertising costs of providing services decreased $11.1 million, or 18.4%, to $49.3 million in the three months ended September 30, 2020, compared to $60.3 million in the three months ended September 30, 2019. Of the $11.1 million decrease, $3.6 million was related to third-party collection costs incurred in 2019 related to Ad Astra, which were included in Non-advertising costs of providing services. Subsequent to our acquisition of Ad Astra, which became our wholly owned subsidiary as of January 3, 2020, its operating costs are included within "Corporate, district and other expenses," consistent with presentation of our other internal collection costs. The remaining decrease year over year in Non-advertising costs of providing services was due to (i) lower underwriting and other variable costs as a result of lower demand, (ii) lower collection costs after stimulus-related pay-downs and (iii) lower discretionary variable compensation.

Advertising costs decreased $2.0 million, or 12.2%, year over year because of COVID-19 Impacts.

Corporate, District and Other Expenses

Corporate, district and other expenses were $36.7 million for the three months ended September 30, 2020, a decrease of $2.0 million, or 5.2%, compared to the three months ended September 30, 2019. Corporate, district and other expenses in the three months ended September 30, 2020 included $1.7 million of collection costs related to Ad Astra, which we included in Non-advertising costs of providing services prior to acquisition. For the three months ended September 30, 2020, corporate, district and other expenses also included (i) $3.4 million of share-based compensation costs and (ii) $1.4 million of legal and related costs described in our reconciliation to Adjusted Net Income above. For the three months ended September 30, 2019, corporate district and other costs included (i) share-based compensation costs of $2.8 million, (ii) $0.9 million of legal and related costs described in our reconciliation to Adjusted Net Income above, and (iii) U.K. related costs of $0.3 million as described in our reconciliation to Adjusted Net Income above. Share-based compensation costs increased primarily as a result of awards granted in the first quarter of 2020.

Excluding Ad Astra costs, share-based compensation expense and other costs described above, comparable corporate, district and other expenses decreased $4.6 million year over year, primarily due to the timing and extent of variable compensation and other cost reductions, such as work-from-home initiatives to manage COVID-19 Impacts.

Equity Method Investment

Refer to the "Katapult Update for the Three and Nine Months Ended September 30, 2020 and 2019" below for details.

Interest Expense

Interest expense for the three months ended September 30, 2020 remained consistent with the prior-year period on flat year-over-year average borrowings.

Provision for Income Taxes

The effective income tax rate for the three months ended September 30, 2020 was 6.8%, compared to the effective income tax rate of 28.7% for the three months ended September 30, 2019. The decrease in the effective income tax rate was the result of an adjustment as a result of changes in IRS guidance to an estimated tax benefit recorded in the first quarter of 2020 from the CARES Act, which allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years and to generate a refund of previously-paid taxes at a statutory rate of 35%. In the first quarter of 2020, we recorded an income tax benefit of $9.1 million related to the carry-back of NOLs from tax years 2018 and 2019. In the third quarter of 2020, we increased this benefit by $2.1 million after finalizing the calculation of the 2019 taxable loss. In addition, we recognized income from our equity method investment in Katapult, which was entirely offset by prior accumulated losses. Excluding the impact of the NOL benefit in the U.S. and our investment in Katapult, our adjusted effective income tax rate for the three months ended September 30, 2020 was 18.1%.

For the Nine Months Ended September 30, 2020 and 2019

Revenue and Net Revenue
Revenue decreased $194.2 million, or 23.1%, to $645.3 million for the nine months ended September 30, 2020, from $839.5 million for the nine months ended September 30, 2019, as a result of the declines in combined gross loans receivable discussed above. Year over year, U.S. and Canada revenues decreased 26.9% and 7.8%, respectively.

Provision for losses decreased by $119.3 million, or 35.3%, for the nine months ended September 30, 2020 compared to the prior-year period. The decrease in provision for loan losses was primarily due to lower loan volume and lower NCOs as a result of COVID-19 Impacts as discussed in more detail in the "Loan Volume and Portfolio Performance Analysis" and "Segment Analysis" sections.

Cost of Providing Services

Non-advertising costs of providing services decreased $26.8 million, or 14.8%, to $154.2 million in the nine months ended September 30, 2020, compared to $180.9 million in the nine months ended September 30, 2019. Of the $26.8 million decrease, $11.9 million was related to third-party collection costs incurred in 2019 related to Ad Astra, which were included in Non-advertising costs of providing services prior to the acquisition. Subsequent to our acquisition of Ad Astra, we include its operating costs within "Corporate, district and other expenses," consistent with the presentation of our other internal collection costs. The remaining decrease year over year in Non-advertising costs of providing services was due to (i) lower underwriting and other variable costs as a result of lower demand, (ii) lower collection costs after governmental stimulus-related pay-downs and (iii) lower discretionary variable compensation.

Advertising costs decreased $4.6 million, or 12.4%, year over year because of COVID-19 Impacts.

Corporate, District and Other Expenses

Corporate, district and other expenses were $116.2 million for the nine months ended September 30, 2020, a decrease of $6.8 million, or 5.5%, compared to the nine months ended September 30, 2019. Corporate, district and other expenses in the nine months ended September 30, 2020 included $7.3 million of collection costs related to Ad Astra, which prior to our acquisition of it in January 2020 were included in Non-advertising costs of providing services. For the nine months ended September 30, 2020, corporate, district and other expenses also included (i) $9.9 million of share-based compensation costs, (ii) $2.2 million of Canadian GST described in our reconciliation to Adjusted Net Income above and (iii) $3.5 million of legal and other costs described in our reconciliation to Adjusted Net Income above. For the nine months ended September 30, 2019, corporate district and other costs included (i) U.K.-related costs of $8.8 million, (ii) $7.6 million of share-based compensation and (iii) $2.6 million of legal and other costs as described in our reconciliation to Adjusted Net Income above. Share-based compensation costs increased primarily as a result of awards granted in the first quarter of 2020.

Excluding Ad Astra costs, share-based compensation expense and other costs described above, comparable corporate, district and other expenses decreased $10.6 million year over year, primarily due to the timing and extent of variable compensation and other cost reductions, including work-from-home initiatives to manage COVID-19 Impacts.

Equity Method Investment

Refer to the "Katapult Update for the Three and Nine Months Ended September 30, 2020 and 2019" below for details.

Interest Expense

Interest expense for the nine months ended September 30, 2020 remained consistent with the prior-year period on flat year-over-year average borrowings.

Provision for Income Taxes

The effective income tax rate for the nine months ended September 30, 2020 was 3.0%, compared to the effective income tax rate of 27.9% for the nine months ended September 30, 2019. The decrease in the effective income tax rate was the result of two discrete, one-time developments related to usage of NOLs. First, given the CARES Act impact treatment of NOLs as described above, we recorded an income tax benefit of $11.3 million related to the carry-back of NOLs from tax years 2018 and 2019, which offsets our tax liability for years prior to tax reform and will generate a refund of previously-paid taxes at a 35% statutory rate. Second, we recorded a tax benefit of $4.6 million related to the release of a valuation allowance previously recorded against NOLs for certain entities in Canada. In addition, we released a valuation allowance of $1.0 million against the losses from our investment in Katapult. These benefits were partially offset by uncertain tax position reserve adjustments in the U.S. of $1.1 million. Excluding the impact of the CARES Act, the valuation allowance release benefit in Canada, the uncertain tax position reserve adjustment and our investment in Katapult, our adjusted effective income tax rate for the nine months ended September 30, 2020 was 24.3%.

Katapult Update for the Three and Nine Months Ended September 30, 2020 and 2019

We recognize our share of Katapult’s income or loss on a two-month lag using the equity method of accounting with a corresponding adjustment to the carrying value of the investment included in "Investments" on the unaudited Condensed Consolidated Balance Sheet. Our investment in Katapult through July 31, 2020 was accounted for using the equity method and, as a result, we recognized 42.5% of Katapult's income or loss through that date. We recorded income of $3.5 million for the third quarter of 2020 and $2.7 million for the first three quarters of 2020, as compared with losses of $1.4 million and $5.1 million for the three and nine months ended September 30, 2019, respectively.

Through the nine months ended September 30, 2020, Katapult's originations increased by over 160% compared to the same period in the prior year.

In September 2020, we acquired additional shares of Katapult from certain existing owners. As a result of these acquisitions, a portion of our Katapult ownership will continue to be recognized under the equity method of accounting and a portion has been reclassified and will be measured at cost less impairment. As of September 30, 2020, our total ownership of Katapult, excluding unexercised stock options, was 46.6%.

Segment Analysis

We report financial results for two reportable segments: the U.S. and Canada. Following is a summary of results of operations for the segment and period indicated:

U.S. Segment Results	Three Months Ended September 30,				Nine Months Ended September 30,
(dollars in thousands, unaudited)	2020	2019	Change $	Change %	2020	2019	Change $	Change %
Revenue	$132,848	$237,069	$(104,221)	(44.0)%	$491,936	$673,234	$(181,298)	(26.9)%
Provision for losses	43,485	102,997	(59,512)	(57.8)%	171,056	280,529	(109,473)	(39.0)%
Net revenue	89,363	134,072	(44,709)	(33.3)%	320,880	392,705	(71,825)	(18.3)%
Advertising	13,405	14,186	(781)	(5.5)%	29,619	31,719	(2,100)	(6.6)%
Non-advertising costs of providing services	32,574	42,636	(10,062)	(23.6)%	103,477	128,866	(25,389)	(19.7)%
Total cost of providing services	45,979	56,822	(10,843)	(19.1)%	133,096	160,585	(27,489)	(17.1)%
Gross margin	43,384	77,250	(33,866)	(43.8)%	187,784	232,120	(44,336)	(19.1)%
Corporate, district and other expenses	31,503	32,897	(1,394)	(4.2)%	98,784	106,426	(7,642)	(7.2)%
Interest expense	16,107	14,877	1,230	8.3%	47,066	44,246	2,820	6.4%
(Income) loss from equity method investment	(3,530)	1,384	(4,914)	#	(2,653)	5,132	(7,785)	#
Total operating expense	44,080	49,158	(5,078)	(10.3)%	143,197	155,804	(12,607)	(8.1)%
Segment operating (loss) income	(696)	28,092	(28,788)	#	44,587	76,316	(31,729)	(41.6)%
Interest expense	16,107	14,877	1,230	8.3%	47,066	44,246	2,820	6.4%
Depreciation and amortization	3,228	3,390	(162)	(4.8)%	9,914	10,553	(639)	(6.1)%
EBITDA	18,639	46,359	(27,720)	(59.8)%	101,567	131,115	(29,548)	(22.5)%
Legal and related costs	1,415	870	545		3,502	2,487	1,015
U.K. related costs	—	348	(348)		—	8,844	(8,844)
(Income) loss from equity method investment	(3,530)	1,384	(4,914)		(2,653)	5,132	(7,785)
Share-based compensation	3,392	2,771	621		9,896	7,587	2,309
Other adjustments	(105)	42	(147)		59	(206)	265
Adjusted EBITDA	$19,811	$51,774	$(31,963)	(61.7)%	$112,371	$154,959	$(42,588)	(27.5)%
# - Variance greater than 100% or not meaningful.

U.S. Segment Results - For the Three Months Ended September 30, 2020 and 2019

U.S. revenues decreased by $104.2 million, or 44.0%, to $132.8 million, compared to the prior-year period for the three months ended September 30, 2020, as a result of the declines in combined gross loans receivable discussed above. Excluding the impact of California Installment loan runoff stemming from regulatory changes that were effective January 1, 2020, U.S. revenues decreased $82.9 million, or 41.1%. Sequentially, U.S. revenues decreased $4.5 million, or 3.3%. Excluding California, U.S. revenues decreased $1.1 million, or 1.0%, sequentially.

The provision for losses decreased $59.5 million, or 57.8%, primarily as a result of lower loan volume and lower NCOs, as previously discussed. U.S. NCOs decreased by $55.1 million, or 57.2% year over year and the U.S. NCO rate improved by 540 bps to 17.2% for the three months ended September 30, 2020 from 22.6% in the prior-year period.

Non-advertising costs of providing services for the three months ended September 30, 2020 of $32.6 million, decreased $10.1 million, or 23.6%, compared to $42.6 million for the three months ended September 30, 2019. The decrease was primarily driven by Ad Astra costs of $3.6 million, which prior to its acquisition by us were included in Non-advertising costs of providing services. The remaining decrease year-over-year in Non-advertising costs of providing services was due to (i) lower underwriting and other variable costs as a result of lower demand, (ii) lower collection costs after governmental stimulus-related pay-downs and (iii) lower discretionary variable compensation.

Advertising costs decreased $0.8 million, or 5.5%, year-over-year because of COVID-19 Impacts.

Corporate, district and other expenses of $31.5 million for the three months ended September 30, 2020, decreased $1.4 million, or 4.2%, compared to the prior-year period. Corporate, district and other expenses for the three months ended September 30, 2020 included $1.7 million of collection costs related to Ad Astra, which were historically included in Non-advertising costs of providing services. For the three months ended September 30, 2020, corporate, district and other costs included (i) $1.4 million of legal and other costs described in our reconciliation to Adjusted Net Income above and (ii) $3.4 million of share-based compensation costs. For the three months ended September 30, 2019, corporate, district and other expenses included (i) U.K.-related costs of $0.3 million as described in our reconciliation to Adjusted Net Income above, (ii) $0.9 million of legal and related costs, also described in our reconciliation to Adjusted Net Income above and (ii) share-based compensation costs of $2.8 million. Share-based compensation costs increased primarily as a result of awards granted in the first quarter of 2020.

Excluding the aforementioned items, comparable corporate, district and other expenses decreased $3.9 million year over year, primarily due to the timing and extent of variable compensation and certain cost reductions, including work-from-home initiatives, to manage COVID-19 Impacts.

U.S. interest expense for the three months ended September 30, 2020 increased $1.2 million, or 8.3%, primarily related to the new Non-Recourse U.S. SPV Facility, on which we drew $35.2 million when it closed in April 2020.

As described above, we recognize our share of Katapult’s income on a two-month lag and recorded income of $3.5 million for the three months ended September 30, 2020.

U.S. Segment Results - For the Nine Months Ended September 30, 2020 and 2019

U.S. revenues decreased by $181.3 million, or 26.9%, to $491.9 million for the nine months ended September 30, 2020 compared to the prior-year period as a result of decreases in combined gross loans receivable. Excluding the aforementioned impact of California Installment loan runoff, U.S. revenues decreased by $130.1 million, or 23.0%.

The provision for losses decreased $109.5 million, or 39.0%, for the nine months ended September 30, 2020, compared to the prior-year period, primarily as a result of lower loan volume and lower NCOs. Year-over-year U.S. NCOs decreased $82.4 million, or 28.8%.

Non-advertising costs of providing services for the nine months ended September 30, 2020 of $103.5 million, decreased $25.4 million, or 19.7%, compared to $128.9 million for the nine months ended September 30, 2019. The decrease was primarily driven by Ad Astra costs of $11.9 million, which prior to its acquisition by us were included in Non-advertising costs of providing services. The remaining decrease year over year in Non-advertising costs of providing services was due to (i) lower underwriting and other variable costs as a result of lower demand, (ii) lower collection costs after stimulus-related pay-downs and (iii) lower discretionary variable compensation.

Advertising costs decreased $2.1 million, or 6.6%, year over year because of COVID-19 Impacts.

Corporate, district and other expenses were $98.8 million for the nine months ended September 30, 2020, a decrease of $7.6 million, or 7.2%, compared to the nine months ended September 30, 2019. Corporate, district and other expenses for the nine months ended September 30, 2020 included $7.3 million of collection costs related to Ad Astra, which were historically included in Non-advertising costs of providing services. For the nine months ended September 30, 2020, corporate, district and other costs included (i) $3.5 million of legal and related costs described in our reconciliation to Adjusted Net Income above and (ii) $9.9 million of share-based compensation costs. For the nine months ended September 30, 2019, corporate, district and other expenses included (i) U.K. related costs of $8.8 million as described in our reconciliation to Adjusted Net Income above, (ii) $2.5 million of legal and related costs also described in our reconciliation to Adjusted Net Income above and (iii) share-based compensation costs of $7.6 million. Share-based compensation costs increased primarily as a result of awards granted in the first quarter of 2020.

Excluding these items, comparable corporate, district and other expenses decreased $9.4 million year over year, primarily due to the timing and extent of variable compensation and certain cost reductions, including work-from-home initiatives, to manage COVID-19 Impacts for the nine months ended September 30, 2020.

As described above, and given the two-month lag, we recorded equity income from our investment in Katapult of $2.7 million for the nine months ended September 30, 2020.

U.S. interest expense for the nine months ended September 30, 2020 increased $2.8 million, or 6.4%, primarily related to the new Non-Recourse U.S. SPV Facility, on which we drew $35.2 million when it closed in April 2020.

Canada Segment Results	Three Months Ended September 30,				Nine Months Ended September 30,
(dollars in thousands, unaudited)	2020	2019	Change $	Change %	2020	2019	Change $	Change %
Revenue	$49,155	$60,195	$(11,040)	(18.3)%	$153,382	$166,269	$(12,887)	(7.8)%
Provision for losses	11,265	20,870	(9,605)	(46.0)%	47,923	57,733	(9,810)	(17.0)%
Net revenue	37,890	39,325	(1,435)	(3.6)%	105,459	108,536	(3,077)	(2.8)%
Advertising	1,020	2,238	(1,218)	(54.4)%	2,775	5,271	(2,496)	(47.4)%
Non-advertising costs of providing services	16,684	17,698	(1,014)	(5.7)%	50,700	52,068	(1,368)	(2.6)%
Total cost of providing services	17,704	19,936	(2,232)	(11.2)%	53,475	57,339	(3,864)	(6.7)%
Gross margin	20,186	19,389	797	4.1%	51,984	51,197	787	1.5%
Corporate, district and other expenses	5,155	5,768	(613)	(10.6)%	17,462	16,617	845	5.1%
Interest expense	2,276	2,487	(211)	(8.5)%	6,952	7,831	(879)	(11.2)%
Total operating expense	7,431	8,255	(824)	(10.0)%	24,414	24,448	(34)	(0.1)%
Segment operating income	12,755	11,134	1,621	14.6%	27,570	26,749	821	3.1%
Interest expense	2,276	2,487	(211)	(8.5)%	6,952	7,831	(879)	(11.2)%
Depreciation and amortization	1,130	1,219	(89)	(7.3)%	3,398	3,627	(229)	(6.3)%
EBITDA	16,161	14,840	1,321	8.9%	37,920	38,207	(287)	(0.8)%
Legal and related costs	—	—	—		—	135	(135)
Canada GST adjustment	—	—	—		2,160	—	2,160
Other adjustments	143	441	(298)		580	297	283
Adjusted EBITDA	$16,304	$15,281	$1,023	6.7%	$40,660	$38,639	$2,021	5.2%

Canada Segment Results - For the Three Months Ended September 30, 2020 and 2019
Canada revenue decreased $11.0 million, or 18.3% ($10.6 million, or 17.6%, on a constant-currency basis), to $49.2 million for the three months ended September 30, 2020, from $60.2 million in the prior-year period, as a result of the declines in gross loans receivable discussed previously. Sequentially, Canada revenue increased $4.0 million, or 8.8%, driven by increases in Open-End, Single-Pay and ancillary revenue.
Canada non-Single-Pay revenue increased $0.1 million, or 0.2% ($0.5 million, or 1.2%, on a constant-currency basis), to $40.1 million, compared to $40.0 million in the prior-year period, on growth of $23.9 million, or 9.5% ($26.9 million, or 10.7%, on a constant-currency basis), in related loan balances. The increase was driven by continued growth of Open-End loans despite COVID-19 Impacts. Ancillary revenue, which includes sales of insurance to Open-End loan customers, decreased $1.2 million, or 10.0% ($1.1 million, or 9.1% on a constant-currency basis). The decrease was driven by additional insurance claims from consumers impacted by COVID-19 during the third quarter of 2020.

Single-Pay revenue decreased $11.1 million, or 55.2% ($11.1 million, or 54.8%, on a constant-currency basis), to $9.0 million for the three months ended September 30, 2020, and Single-Pay receivables decreased $18.4 million, or 52.5% ($18.3 million, or 52.0% on a constant-currency basis), to $16.7 million, from $35.1 million, in the prior-year period. The decreases in Single-Pay revenue and receivables were due to a continued shift to Open-End loans from Single-Pay, as well as a significant decline in demand attributable to COVID-19 Impacts.

The provision for losses decreased $9.6 million, or 46.0% ($9.5 million, or 45.5%, on a constant-currency basis), to $11.3 million for the three months ended September 30, 2020, compared to $20.9 million in the prior-year period. The decrease in provision for loan losses was primarily a result of lower loan volume and lower NCOs as a result of COVID-19 Impacts as discussed previously. On a quarterly basis, loss rates improved approximately 380 bps, or 53.8%, year over year due to government stimulus-related pay-downs and overall portfolio maturation.

Canada cost of providing services for the three months ended September 30, 2020 was $17.7 million, a decrease of $2.2 million, or 11.2% ($2.1 million, or 10.3%, on a constant-currency basis), compared to $19.9 million for the three months ended September 30, 2019, primarily related to certain cost reductions to manage COVID-19 Impacts and efficient advertising efforts while managing growth during the third quarter of 2020.

Canada operating expenses for the three months ended September 30, 2020 were $7.4 million, a decrease of $0.8 million, or 10.0% ($0.8 million, or 9.2%, on a constant-currency basis), compared to $8.3 million in the prior-year period, primarily as a result of certain cost reductions to manage COVID-19 Impacts.

Canada Segment Results - For the Nine Months Ended September 30, 2020 and 2019

Canada revenue decreased $12.9 million, or 7.8% (increased $10.2 million, or 6.2%, on a constant-currency basis), to $153.4 million for the nine months ended September 30, 2020, from $166.3 million in the prior year, as a result of the declines in gross loans receivable.

Canada non-Single-Pay revenue increased $11.5 million, or 10.7% ($13.7 million, or 12.7%, on a constant-currency basis), to $118.9 million, compared to $107.4 million in the prior-year period, on growth of $23.9 million, or 9.5% ($26.9 million, or 10.7%, on a constant-currency basis), in related loan balances. The increase was driven by continued growth of Open-End loan despite COVID-19 related impacts. Ancillary revenue, which includes sales of insurance to Open-End loan customers, remained flat year over year due to increased insurance claims from consumers impacted by COVID-19 during the nine months ended September 30, 2020.

Single-Pay revenue decreased $24.4 million, or 41.5% ($23.9 million, or 40.6%, on a constant-currency basis), to $34.5 million for the nine months ended September 30, 2020, and Single-Pay receivables decreased $18.4 million, or 52.5% ($18.3 million, or 52.0% on a constant-currency basis), to $16.7 million from $35.1 million, in the prior year. The decreases in Single-Pay revenue and receivables were due to product mix shift from Single-Pay loans to Open-End loans, as well as significant declines in demand attributable to COVID-19 Impacts.

The provision for losses decreased $9.8 million, or 17.0% ($9.0 million, or 15.5%, on a constant-currency basis), to $47.9 million for the nine months ended September 30, 2020, compared to $57.7 million in the prior-year period. The decrease in provision for loan losses was primarily a result of lower NCOs and favorable loan performance as a result of COVID-19 Impacts as discussed previously. Year-over-year Canada NCOs decreased $17.2 million, or 28.4%.

Canada cost of providing services for the nine months ended September 30, 2020 was $53.5 million, a decrease of $3.9 million, or 6.7% ($2.9 million, or 5.1%, on a constant-currency basis), compared to $57.3 million for the nine months ended September 30, 2019, primarily related to certain cost reductions to manage COVID-19 Impacts, as well as efficient and strategic advertising efforts through the course of 2020 to manage growth in Canada.

Canada operating expenses for the nine months ended September 30, 2020 were $24.4 million, unchanged from the prior-year period.

Results of Discontinued Operations

On February 25, 2019, in accordance with the provisions of the U.K. Insolvency Act 1986 and as approved by the Boards of Directors of the U.K. Subsidiaries, insolvency practitioners from KPMG were appointed as Administrators for the U.K. Subsidiaries. The effect of the U.K. Subsidiaries’ entry into administration was to place their management, affairs, business and property of the U.K. Subsidiaries under the direct control of the Administrators. Accordingly, we deconsolidated the U.K. Subsidiaries, which comprised the U.K. reportable operating segment, as of February 25, 2019 and classified them as Discontinued Operations for all periods presented.

The following table presents the results of operations of the U.K. Subsidiaries, which meet the criteria of Discontinued Operations and, therefore, are excluded from our results of continuing operations:

(in thousands, unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019(1)
Revenue	$—	$—	$—	$6,957
Provision for losses	—	—	—	1,703
Net revenue	—	—	—	5,254
Cost of providing services	—	—	—	1,082
Corporate, district and other expenses	—	—	—	3,806
(Gain) loss on disposition	—	—	(1,714)	39,414
Pre-tax income (loss) from Discontinued Operations	—	—	1,714	(39,048)
Income tax expense (benefit) related to disposition	—	598	429	(45,991)
Net income (loss) from discontinued operations	$—	$(598)	$1,285	$6,943
(1) Includes U.K. Subsidiaries financial results from January 1, 2019 to February 25, 2019.

Revenue and expenses related to discontinued operations included activity prior to the deconsolidation of the U.K. subsidiaries effective February 25, 2019. For the nine months ended September 30, 2019, (Gain) Loss on disposition of $39.4 million included the non-cash effect of eliminating assets and liabilities of the U.K. Subsidiaries as of the date of deconsolidation, as well as the effect of cumulative currency exchange rate differences on the U.S. investment in the U.K.

In connection with the disposition of the U.K. Subsidiaries, the U.S. entity that owned our interests in the U.K. Subsidiaries recognized a loss on investment. This loss resulted in an estimated U.S. Federal and state income tax benefit of $46.0 million, which will be available to offset our future income tax obligations. In the third quarter of 2020, we revised the estimate of our tax basis in the U.K. Subsidiaries, resulting in a $0.6 million reduction in the income tax benefit recorded in the first quarter of 2019.

During the nine months ended September 30, 2020, we received our final distribution from the Administrators related to the wind-down of the U.K. Subsidiaries, in the amount of $1.7 million.

CURO GROUP HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$207,071	$75,242
Restricted cash (includes restricted cash of consolidated VIEs of $33,696 and $17,427 as of September 30, 2020 and December 31, 2019, respectively)	62,527	34,779
Gross loans receivable (includes loans of consolidated VIEs of $327,242 and $244,492 as of September 30, 2020 and December 31, 2019, respectively)	497,442	665,828
Less: allowance for loan losses (includes allowance for losses of consolidated VIEs of $53,183 and $24,425 as of September 30, 2020 and December 31, 2019, respectively)	(80,582)	(106,835)
Loans receivable, net	416,860	558,993
Income taxes receivable	35,214	11,426
Prepaid expenses and other (includes prepaid expenses and other of consolidated VIEs of $1,165 as of September 30, 2020)	28,259	35,890
Property and equipment, net	61,681	70,811
Investments	23,908	10,068
Right of use asset - operating leases	111,055	117,453
Deferred tax assets	—	5,055
Goodwill	134,589	120,609
Other intangibles, net	37,219	33,927
Other assets	8,151	7,642
Total Assets	$1,126,534	$1,081,895
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable and accrued liabilities (includes accounts payable and accrued liabilities of consolidated VIEs of $26,665 and $13,462 as of September 30, 2020 and December 31, 2019, respectively)	$51,747	$60,083
Deferred revenue	5,220	10,170
Lease liability - operating leases	118,831	124,999
Accrued interest (includes accrued interest of consolidated VIEs of $983 and $871 as of September 30, 2020 and December 31, 2019, respectively)	5,728	19,847
Liability for losses on CSO lender-owned consumer loans	6,198	10,623
Debt (includes debt and issuance costs of consolidated VIEs of $128,302 and $8,408 as of September 30, 2020 and $115,243 and $3,022 as of December 31, 2019, respectively)	799,460	790,544
Other long-term liabilities	13,376	10,664
Deferred tax liabilities	13,421	4,452
Total Liabilities	$1,013,981	$1,031,382
Stockholders' Equity
Total Stockholders' Equity	$112,553	$50,513
Total Liabilities and Stockholders' Equity	$1,126,534	$1,081,895

Balance Sheet Changes - September 30, 2020 Compared to December 31, 2019
Cash - The increase in Cash from December 31, 2019 was primarily due to lower demand for loan products due to impacts from COVID-19 and the run-off of the California Installment loan portfolios stemming from regulatory changes effective January 1, 2020.

Restricted cash - The increase in Restricted cash from December 31, 2019 was primarily due to restricted cash balances related to Revolve Finance, our demand deposit account, and our new Non-Recourse U.S. SPV Facility.

Gross loans receivable and Allowance for loan losses - As noted in "Loan Volume and Portfolio Performance Analysis" above, changes in Gross loans receivable and related Allowance for loan losses were due to expected lower customer demand and loan origination volumes as a result of COVID-19 impacts and regulatory changes in California effective January 1, 2020.

Income taxes receivable and Deferred tax liabilities - The change in Income taxes receivable and Deferred tax liabilities resulted from the NOL carry-backs, as allowed by the CARES Act, enacted in March 2020, in response to the COVID-19 pandemic. See "Results of Consolidated Operations" for additional details.

Investments - Investments include our equity method investment in Katapult as well as our investment in Katapult through preferred shares not subject to equity method accounting. Prior to the third quarter of 2020, our entire investment in Katapult was accounted for under the equity method and was presented within Prepaid expenses and other. The entire balance is now presented separate within Investments in the Condensed Consolidated Balance Sheets. The increase in Investments from December 31, 2019 is the result of the acquisition of additional shares from other investors for $11.2 million in September 2020 and the recognition of equity method income of $2.7 million as described above.

Goodwill - The increase in Goodwill from December 31, 2019 was due to our acquisition of Ad Astra on January 3, 2020, which resulted in $14.8 million of goodwill, partially offset by foreign currency rate changes.

Liability for losses on CSO lender-owned consumer loans - As noted in "Loan Volume and Portfolio Performance Analysis" above, changes in Liability for losses on CSO lender-owned consumer loans were due to expected lower customer demand and loan origination volumes as a result of COVID-19.

Debt and Accrued interest - The increase in Debt and Accrued interest from December 31, 2019 was due to (i) timing of interest payments on our 8.25% Senior Secured Notes, which are payable semiannually, in arrears, on March 1 and September 1 and (ii) $35.2 million draw on our new Non-Recourse U.S. SPV Facility, partially offset by a net reduction in the Non-Recourse Canada SPV Facility.

Debt Capitalization Summary
(September 30, 2020 balances in thousands, net of deferred financing costs)

	Capacity	Interest Rate	Maturity	Counter-parties	Balance as of September 30, 2020
Non-Recourse Canada SPV Facility (1)	C$175.0 million	3-Mo CDOR + 6.75%	September 2, 2023	Waterfall Asset Management	$91,010
Senior Secured Revolving Credit Facility	$50.0 million	1-Mo LIBOR + 5.00%	June 30, 2021	BayCoast Bank; Stride Bank; Hancock-Whitney Bank; Metropolitan Commercial Bank	—
Non-Recourse U.S. SPV Facility	$200.0 million	1-Mo LIBOR + 6.25%(2)	April 8, 2024	Atalaya Capital Management, MetaBank	28,884
Cash Money Revolving Credit Facility (1)	C$10.0 million	Canada Prime Rate +1.95%	On-demand	Royal Bank of Canada	—
8.25% Senior Secured Notes (due 2025)	$690.0 million	8.25%	September 1, 2025		679,566
(1) Capacity amounts are denominated in Canadian dollars, while outstanding balances as of September 30, 2020 are denominated in U.S. dollars.
(2) The Non-Recourse U.S. SPV Facility initially provided for $100.0 million of borrowing capacity and, on July 31, 2020, additional commitments were obtained increasing capacity to $200.0 million. As a result of the increase in commitments, interest now accrues at an annual rate of one-month LIBOR (with a floor of 1.65%) plus 6.25% on balances up to $145.5 million. Balances over that amount accrue interest at an annual rate of one-month LIBOR (with a floor of 1.65%) plus 9.75%.

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP, we provide certain “non-GAAP financial measures,” including:
•Adjusted Net Income and Adjusted Earnings Per Share, or the Adjusted Earnings Measures (net income from continuing operations plus or minus restructuring and other costs, certain legal and related costs, income or loss from equity method investment, goodwill and intangible asset impairments, certain costs related to the disposition of U.K., transaction-related costs, share-based compensation, intangible asset amortization, certain tax adjustments and impacts from tax law changes and cumulative tax effect of applicable adjustments, on a total and per share basis);
•EBITDA (earnings before interest, income taxes, depreciation and amortization);
•Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items);
•Adjusted effective income tax rate (effective tax rate plus or minus certain non-cash and other adjusting items); and
•Gross Combined Loans Receivable (includes loans originated by third-party lenders through CSO programs which are not included in the Consolidated Financial Statements).

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company's operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with the Company's U.S. GAAP results, provide a more complete understanding of factors and trends affecting the business.

We believe that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA, to assess operating performance and that such measures may highlight trends in the business that may not otherwise be apparent when relying on financial measures calculated in accordance with U.S. GAAP. In addition, we believe that the adjustments shown above are useful to investors in order to allow them to compare our financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe that Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in our industry, many of which present Adjusted Net Income, Adjusted Earnings per Share, EBITDA and/or Adjusted EBITDA when reporting their results.
In addition to reporting loans receivable information in accordance with U.S. GAAP, we provide Gross Combined Loans Receivable consisting of owned loans receivable plus loans originated by third-party lenders through the CSO programs, which we guarantee but do not include in the Consolidated Financial Statements. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.
We provide non-GAAP financial information for informational purposes and to enhance understanding of the U.S. GAAP Consolidated Financial Statements. Adjusted Net Income, Adjusted Earnings per Share, EBITDA, Adjusted EBITDA and Gross Combined Loans Receivable should not be considered as alternatives to income from continuing operations, segment operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with U.S. GAAP. Readers should consider the information in addition to, but not instead of or superior to, the financial statements prepared in accordance with U.S. GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Description and Reconciliations of Non-GAAP Financial Measures
Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA Measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our income or cash flows as reported under U.S. GAAP. Some of these limitations are:
•they do not include cash expenditures or future requirements for capital expenditures or contractual commitments;
•they do not include changes in, or cash requirements for, working capital needs;
•they do not include the interest expense, or the cash requirements necessary to service interest or principal payments on debt;
•depreciation and amortization are non-cash expense items reported in the statements of cash flows; and
•other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

We calculate Adjusted Earnings per Share utilizing diluted shares outstanding at year-end. If the Company records a loss from continuing operations under U.S. GAAP, shares outstanding utilized to calculate Diluted Earnings per Share from continuing operations are equivalent to basic shares outstanding. Shares outstanding utilized to calculate Adjusted Earnings per Share from continuing operations reflect the number of diluted shares the Company would have reported if reporting net income from continuing operations under U.S. GAAP.

As noted above, Gross Combined Loans Receivable includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.

We believe Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and to evaluate our ability to incur and service debt and the capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess our estimated enterprise value. The computation of Adjusted EBITDA as presented in this release may differ from the computation of similarly-titled measures provided by other companies.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements include our assumptions about the impact of COVID-19 on our financial results, expected tax refunds following effectiveness of the CARES Act, accounting for our investment in Katapult and our belief in the usefulness of the various non-GAAP financial measures used in this release. In addition, words such as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions and judgments, including the effects on our and Katapult's business of the COVID-19 pandemic, COVID-19's impact on our and Katapult's ability to continue to service customers, our revenue and overall financial performance and the manner in which we are able to conduct our operations (as well as similar matters related to Katapult), increases in charge-offs in light of the impact of the COVID-19 pandemic, our ability to execute on our business strategy and our ability to accurately predict our future financial results and those of Katapult. These assumptions and judgments may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are important factors both within and outside of our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors include the impact of COVID-19 on the macro-economic environment and how that may impact our customers and those of Katapult, our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; errors in our internal forecasts; our level of indebtedness; our ability to integrate acquired businesses; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; actions of regulators and the negative impact of those actions on our business; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure of third parties who provide products, services or support to us; any failure of third-party lenders upon whom we rely to conduct business in certain states; disruption to our relationships with banks and other third-party electronic payment solutions providers; disruption caused by employee or third-party theft and errors in our stores as well as other factors discussed in our filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

About CURO
CURO Group Holdings Corp. (NYSE: CURO), operating in two countries and powered by its fully integrated technology platform, is a provider of credit to non-prime consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States and expanding to offer online loans and financial services across two countries. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of credit products across all mediums. CURO operates under a number of brands including Speedy Cash®, Rapid Cash®, Cash Money®, LendDirect®, Avío Credit®, Opt+® and Revolve Finance®. With over 20 years of operating experience, CURO provides financial freedom to non-prime consumers.
Conference Call
CURO will host a conference call to discuss these results at 8:15 a.m. Eastern Time on Friday, October 30, 2020. The live webcast of the call can be accessed at the CURO Investor Relations website at http://ir.curo.com/.
You may access the call at 1-866-807-9684 (1-412-317-5415 for international callers). Please ask to join the CURO Group Holdings call. A replay of the conference call will be available until November 6, 2020, at 11:15 a.m. Eastern Time. An archived version of the webcast will be available on the CURO Investors website for 90 days. You may access the conference call replay at 1-877-344-7529 (1-412-317-0088 for international callers). The replay access code is 10148777.
Final Results
The financial results presented and discussed herein are on a preliminary and unaudited basis; final unaudited data will be included in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2020.
Investor Relations:
Roger Dean
Executive Vice President and Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com

Or

Financial Profiles, Inc.
Curo@finprofiles.com

(CURO-NWS)